Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2022 EARNINGS

▪	Pretax income of $34.3 million, a 76% increase over the prior year period
▪	Net income of $25.4 million, an 85% increase over the $13.7 million in Q3 2021
▪	Diluted EPS of $0.95 compared to $0.52 in the prior year period
▪	New contract purchases of $468.2 million, a 43% increase over the prior year period

LAS VEGAS, NV, November 9, 2022 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $25.4 million, or $0.95 per diluted share, for its third quarter ended September 30, 2022. This compares to net income of $13.7 million, or $0.52 per diluted share, in the third quarter of 2021.

Revenues for the third quarter of 2022 were $90.3 million, compared to $68.6 million for the third quarter of 2021. Total operating expenses for the third quarter of 2022 were $56.0 million compared to $49.0 million for the 2021 period for an increase of $6.9 million, or 14.2%. Pretax income for the third quarter of 2022 was $34.3 million compared to pretax income of $19.5 million in the third quarter of 2021, an increase of $14.8 million.

For the nine months ended September 30, 2022 total revenues were $246.7 million compared to $198.4 million for the nine months ended September 30, 2021, an increase of approximately $48.2 million, or 24.3%. Total expenses for the nine months ended September 30, 2022 were $148.8 million, a decrease of $8.3 million, or 5.3%, compared to $157.1 million for the nine months ended September 30, 2021. Pretax income for the nine months ended September 30, 2022 was $97.9 million, compared to $41.4 million for the nine months ended September 30, 2021, an increase of $56.5 million. Net income for the nine months ended September 30, 2022 was $71.9 million compared to $28.6 million for the nine months ended September 30, 2021.

During the third quarter of 2022, CPS purchased $468.2 million of new contracts compared to $548.1 million during the second quarter of 2022 and $326.8 million during the third quarter of 2021. The Company's receivables totaled $2.687 billion as of September 30, 2022, an increase from $2.555 billion as of June 30, 2022 and $2.161 billion as of September 30, 2021.

Annualized net charge-offs for the third quarter of 2022 were 4.93% of the average portfolio as compared to 2.82% for the third quarter of 2021. Delinquencies greater than 30 days (including repossession inventory) were 10.85% of the total portfolio as of September 30, 2022, as compared to 9.44% as of September 30, 2021.

“Our third quarter results show a continuation of trends from the first half of the year,” said Charles E. Bradley, President and Chief Executive Officer. “Through three quarters, loan originations and pre-tax earnings have already surpassed any full year in the Company’s history.”

Conference Call

CPS announced that it will hold a conference call on Thursday, November 10, 2022 at 1:00 p.m. ET to discuss its third quarter 2022 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BI1c37e20cef8549cb8cb3cb345fa42915. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Interest income	$79,817	$67,018	$225,547	$198,551
Mark to finance receivables measured at fair value	8,183	–	15,283	(4,417)
Other income	2,305	1,547	5,859	4,312
	90,305	68,565	246,689	198,446
Expenses:
Employee costs	20,671	18,170	63,414	57,777
General and administrative	9,408	7,455	25,920	23,034
Interest	23,483	18,334	58,654	58,260
Provision for credit losses	(6,000)	(1,590)	(23,400)	(1,590)
Other expenses	8,399	6,649	24,213	19,599
	55,961	49,018	148,801	157,080
Income before income taxes	34,344	19,547	97,888	41,366
Income tax expense	8,931	5,864	26,040	12,807
Net income	$25,413	$13,683	$71,848	$28,559

Earnings per share:
Basic	$1.22	$0.59	$3.39	$1.25
Diluted	$0.95	$0.52	$2.61	$1.12

Number of shares used in computing earnings per share
Basic	20,911	23,011	21,166	22,866
Diluted	26,654	26,218	27,512	25,439

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$12,944	$29,928
Restricted cash and equivalents	159,762	146,620
Finance receivables measured at fair value	2,343,253	1,749,098

Finance receivables	117,686	232,390
Allowance for finance credit losses	(27,996)	(56,206)
Finance receivables, net	89,690	176,184

Deferred tax assets, net	14,570	19,575
Other assets	30,305	38,173
	$2,650,524	$2,159,578

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$55,982	$43,648
Warehouse lines of credit	242,449	105,610
Residual interest financing	49,560	53,682
Securitization trust debt	2,057,100	1,759,972
Subordinated renewable notes	27,249	26,459
	2,432,340	1,989,371

Shareholders' equity	218,184	170,207
	$2,650,524	$2,159,578

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Contracts purchased	$468.21	$326.85	$1,426.30	$818.34
Contracts securitized	440.00	300.00	1,200.00	785.00

Total portfolio balance (5)	$2,687.31	$2,161.50	$2,687.31	$2,161.50
Average portfolio balance (5)	2,648.21	2,142.96	2,463.88	2,133.43

Allowance for finance credit losses as % of fin. receivables	23.79%	24.32%

Delinquencies (5)
31+ Days	9.72%	8.44%
Repossession Inventory	1.13%	1.00%
Total Delinquencies and Repo. Inventory	10.85%	9.44%

Annualized Net Charge-offs as % of Average Portfolio (5)
Legacy portfolio	5.82%	3.75%	4.40%	7.06%
Fair Value portfolio	4.90%	2.67%	4.03%	3.16%
Total portfolio	4.93%	2.82%	4.04%	3.85%

Recovery rates (2)	51.1%	56.5%	55.9%	52.2%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2022		2021		2022		2021
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$79.82	12.1%	$67.02	12.5%	$225.55	12.2%	$198.55	12.4%
Mark to finance receivables measured at fair value	8.18	1.2%	–	0.0%	15.28	0.8%	(4.42)	-0.3%
Other income	2.31	0.3%	1.55	0.3%	5.86	0.3%	4.31	0.3%
Interest expense	(23.48)	-3.5%	(18.33)	-3.4%	(58.65)	-3.2%	(58.26)	-3.6%
Net interest margin	66.82	10.1%	50.23	9.4%	188.04	10.2%	140.19	8.8%
Provision for credit losses	6.00	0.9%	1.59	0.3%	23.40	1.3%	1.59	0.1%
Risk adjusted margin	72.82	11.0%	51.82	9.7%	211.44	11.4%	141.78	8.9%
Core operating expenses	(38.48)	-5.8%	(32.27)	-6.0%	(113.55)	-6.1%	(100.41)	-6.3%
Pre-tax income	$34.34	5.2%	$19.55	3.6%	$97.89	5.3%	$41.37	2.6%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

(5)  Excludes third party portfolios.

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